Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Reports Fourth Quarter and Year 2011 Results

OAK BROOK, IL (February 9, 2012) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and twelve months ended December 31, 2011.

Key Points

•

Funds From Operations (FFO) per common share was $0.21 and FFO adjusted for impairment of non-depreciable real estate and other non-cash adjustments, net of taxes, per common share was $0.22 for the fourth quarter of 2011, compared to FFO and FFO adjusted per share of $0.21 for the fourth quarter of 2010.

•

FFO per share was $0.67 for full year 2011, compared to $0.62 for 2010; FFO adjusted per share was $0.82 for 2011 compared to $0.84 for the prior year.

•

Consolidated same store net operating income (NOI) increased by 8.7 percent and 4.2 percent for the three and twelve months ended December 31, 2011, respectively, over the same periods last year.

•

Total portfolio financial occupancy was 90.3 percent and consolidated same store financial occupancy was 89.1 percent at year end 2011, representing increases of 110 basis points and 30 basis points, respectively, over occupancy rates one year ago.

•

Company increased average base rent for new and renewal leases signed in the total portfolio by 17.5 percent and 6.4 percent, respectively, over expiring rents for the quarter. For 2011, Company increased average base rent by 7.4 percent for new leases and 6.9 percent for renewal leases, over expiring rents.

•

Executed 91 leases within the total portfolio for 478,829 square feet for the quarter, representing an increase in square feet leased of 30.2 percent over prior quarter. For 2011, leased 1.9 million square feet, second only to 2010 for largest amount of square feet leased in a single year by the Company.

•

Closed new $50 million, seven-year unsecured term loan; utilized proceeds of loan, cash on hand and line of credit facility to repurchase entire $81 million in principal of 4.625% convertible senior notes that remained outstanding at beginning of quarter.

•

Recorded fee income from unconsolidated joint ventures of $6.0 million for 2011, an increase of more than 68 percent over 2010.

•

Acquired through the IRC-PGGM joint venture three retail properties for an aggregate price of $56 million during the quarter: 137,821-square-foot grocery-anchored center in Milwaukee, Wis. suburb; 88,218-square-foot grocery-anchored center in Chicago; and 105,471-square-foot national, big-box-anchored retail center in Cincinnati, Ohio market.

Financial Results for the Quarter

For the quarter ended December 31, 2011, Funds From Operations (FFO) attributable to common stockholders was $19.1 million, compared to $18.5 million for the fourth quarter of 2010. On a per share basis, FFO was $0.21 (basic and diluted) in each period.

For the quarter ended December 31, 2011, FFO adjusted for impairment of non-depreciable real estate and other non-cash adjustments, net of taxes was $19.2 million, compared to $18.7 million in the prior year quarter. On a per share basis, FFO adjusted for those items was $0.22 (basic and diluted) for the quarter, compared to $0.21 for the fourth quarter of 2010.

The increases in FFO and FFO adjusted were primarily due to higher consolidated same store net operating income (NOI) and lower interest expense, partially offset by decreased gains on the sale of joint venture interests through our IPCC joint venture, compared to the prior year quarter.

Net income attributable to common stockholders for the fourth quarter of 2011 was $0.9 million, compared to $4.0 million for the fourth quarter of 2010. On a per share basis, net income attributable to common stockholders was $0.01 (basic and diluted), compared to $0.05 for the prior year quarter. Net income for the quarter decreased primarily due to the recording of aggregate non-cash impairment charges of $2.8 million related to two consolidated single-tenant properties under contract to sell at prices below their current carrying value and by the aforementioned lower gains on the sale of joint venture interests. Net income attributable to common stockholders also was impacted by dividends declared during the quarter on the outstanding shares of the 8.125% Series A Cumulative Redeemable Preferred Stock (Preferred Stock) that were issued by the Company in October of 2011.

Financial Results for the Twelve Months Ended December 31, 2011

For the twelve months ended December 31, 2011, FFO attributable to common stockholders was $59.6 million, compared to $53.1 million for the same period in 2010. On a per share basis, FFO for the full year 2011 was $0.67 (basic and diluted), compared to FFO of $0.62 for the prior year.

For the year ended December 31, 2011, the Company recorded aggregate non-cash impairment charges of non-depreciable real estate and other non-cash adjustments, net of taxes, of $12.6 million related to the North Aurora Towne Center development joint venture project to reflect the property at its reduced fair value. By comparison, the Company recorded aggregate non-cash impairment charges of non-depreciable real estate, net of taxes, related to unconsolidated development joint venture projects and a gain on the extinguishment of debt, netting to $19.4 million for the year ended December 31, 2010.

FFO, adjusted for impairment of non-depreciable real estate and other non-cash adjustments, net of taxes, was $72.2 million for the year ended December 31, 2011, compared to $72.4 million for the full year 2010. On a per share basis, FFO adjusted for those items was $0.82 (basic and diluted) for 2011, compared to $0.84 for the prior year.

Net loss attributable to common stockholders for the twelve months ended December 31, 2011, was $8.1 million, compared to net income of $1.2 million for the same period in 2010. On a per share basis, net loss attributable to common stockholders was $0.09 (basic and diluted), compared to net income of $0.01 for the prior year. Net income decreased due to higher depreciation and amortization expense, higher interest expense, lower gains from the sale of interests in properties acquired through the joint venture with Inland Private Capital Corporation (IPCC), decreased gains on the sale of investment securities, and the impact in the prior year period of combined gains on the change in control of Algonquin Commons and extinguishment of debt totaling $6.5 million. Net income attributable to common stockholders also was impacted by dividends declared on the outstanding shares of Preferred Stock issued by the Company in the fourth quarter of 2011. The decrease in net income was partially offset by lower non-cash impairment charges compared to the prior year period.

The Company adjusts FFO for the impact of non-cash impairment of non-depreciable real estate and other non-cash adjustments, net of taxes recorded in comparable periods, in order to present the performance of its core portfolio operations. Reconciliations of FFO and FFO, adjusted, to net loss attributable to common stockholders, calculated in accordance with U.S. GAAP, as well as FFO per share and FFO, adjusted per share to net loss attributable to common stockholders per share, are provided at the end of this press release.

Commented Mark Zalatoris, Inland Real Estate Corporation's president and chief executive officer, “The  momentum in portfolio operations is reflected in gains in NOI for the consolidated same store portfolio and average base rents for both the quarter and full year. Lease execution also was robust, with approximately 1.9 million square feet of retail space leased across the total portfolio in 2011. As well, we believe the deliberate improvements we have made to our tenant mix have increased the value of our real estate assets.

“Today, we are also better capitalized with enhanced liquidity and flexibility. In addition to a well-priced Preferred Stock offering, in 2011 we took advantage of market opportunities to secure improved terms for our credit facilities as well as lock in new financing with attractive rates to address secured debt maturities, finance acquisitions, and repurchase our 4.625% convertible senior notes.”

Zalatoris added, “As the markets recover, our stronger operating platform should provide continued momentum for growth. Our joint ventures are therefore a primary focus. Toward that end, in 2011 we doubled the amount of acquisitions for our IPCC joint venture over the prior year and added assets in the Chicago, Minneapolis, Milwaukee and Cincinnati markets to our venture with PGGM.”

Portfolio Performance

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and twelve-month periods during each year. A total of 104 of the Company’s investment properties within the consolidated portfolio satisfied this criterion during these periods and are referred to as “same store” properties. Same store net operating income (NOI) is a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties.

A reconciliation of consolidated same store NOI to net loss attributable to common stockholders, calculated in accordance with U.S. GAAP, is provided at the end of this news release.

Consolidated portfolio same store NOI was $24.2 million for the quarter and $90.8 million for the twelve months ended December 31, 2011, representing increases of 8.7 percent and 4.2 percent, respectively, over the prior year periods. The increases were primarily due to decreased property operating expense, including lower real estate tax bills.

As of December 31, 2011, same store financial occupancy for the consolidated portfolio was 89.1 percent, representing increases of 90 and 30 basis points, respectively, over same store financial occupancy at September 30, 2011, and December 31, 2010.

Leasing

For the quarter ended December 31, 2011, the Company executed 91 leases within the total portfolio aggregating 478,829 square feet of gross leasable area (“GLA”), an increase in square feet leased of 30.2 percent over the prior quarter. Leasing activity for this period included 56 renewal leases comprising 327,320 square feet of GLA with an average rental rate of $15.01 per square foot and representing an increase of 6.4 percent over the average expiring rent. Twelve new leases and 23 non-comparable leases aggregating 151,509 square feet of GLA were signed during the quarter. New leases executed during the quarter had an average rental rate of $12.52 per square foot, an increase of 17.5 percent over the expiring rent. The non-comparable leases were signed with an average rental rate of $13.58 per square foot. Non-comparable leases represent leases signed for expansion square footage or for space in which there was no former tenant in place for one year or more. On a blended basis, the 68 new and renewal leases signed during the quarter had an average rental rate of $14.59 per square foot, representing an increase of 7.9 percent over the average expiring rent. The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 92.7 percent as of December 31, 2011, compared to 93.8 percent as of September 30, 2011, and 93.3 percent as of December 31, 2010. The decrease in total portfolio leased occupancy primarily was due to lease expirations on two big-box spaces that are currently being marketed for sale or lease, as well as the sales of 100-percent-occupied properties in the consolidated and unconsolidated portfolios during the quarter.

Financial occupancy for the total portfolio was 90.3 percent as of December 31, 2011, compared to 88.5 percent as of September 30, 2011, and 89.2 percent as of December 31, 2010. The increase in total portfolio financial occupancy was due to new tenants exiting abatement periods and beginning to pay rent during the quarter. Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, and excludes tenants in abatement periods. All occupancy rates exclude seasonal leases.

As of December 31, 2011, the spread between leased and financial occupancy narrowed to 240 basis points from 410 basis points at the end of the fourth quarter of 2010. The decreased spread between leased and financial occupancy indicates that an increased number of new tenants are open for business and paying rent under leases signed earlier in 2011.

EBITDA, Balance Sheet, Liquidity and Market Value

Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for non-cash impairments of non-depreciable real estate and other non-cash adjustments, was $32.3 million for the quarter, compared to $31.3 million for the fourth quarter of 2010. For the year ended December 31, 2011, EBITDA, adjusted for those items, was $124.6 million, compared to $119.9 million for the prior year period. Definitions and reconciliations of EBITDA and adjusted EBITDA to income (loss) from continuing operations are provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.8 times for the quarter ended December 31, 2011, compared to 2.5 times for the prior quarter and 2.4 times for the fourth quarter of 2010. The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company’s operating performance in that expenses that may not be indicative of operating performance are excluded.

During the quarter, the Company closed a new $50 million, seven-year unsecured term loan with a rate of 3.5 percent. The Company utilized the term loan proceeds, cash on hand and its line of credit facility to repurchase the remaining $81 million in principal of 4.625% convertible senior notes outstanding as of October 2011 plus accrued interest.  The Company expects to realize interest expense savings of approximately $2 million during 2012, due to the term loan’s lower interest rate, currently 3.5 percent, versus the 5.875 percent rate used in accordance with accounting rules to record interest expense for the 4.625% convertible senior notes.

As of December 31, 2011, the Company had an equity market capitalization (common shares) of $677.2 million, Preferred Stock (at face value) of $50.0 million, and total debt outstanding of $921.0 million (including the pro-rata share of debt in unconsolidated joint ventures and full face value of convertible notes) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 55.9 percent. Including the convertible notes, 52.2 percent of consolidated debt bears interest at fixed rates.

As of December 31, 2011, the weighted average interest rate on the fixed rate debt was 5.49 percent and the overall weighted average interest rate, including variable rate debt, was 4.33 percent. The Company had $80 million outstanding on its $150 million unsecured line of credit facility at the end of the quarter.

Acquisitions

On November 1, 2011, and as previously announced, IRC acquired for $25.8 million the 174,782-square-foot Bradley Commons shopping center, a regional power center located approximately 50 miles south of Chicago.

Dispositions

During the quarter the Company sold three unanchored neighborhood retail centers: Rose Plaza East and Rose Plaza West in Naperville, Ill., for a total sales price of $5.05 million, and Orland Park Retail in Orland Park, Ill., for $975,000.

Joint Venture Activity

In the fourth quarter, the joint venture with IPCC completed sales of all remaining interests in the 100-percent-leased National Net Leased Portfolio, comprised of 16 single-tenant retail properties in nine states aggregating approximately 108,000 square feet of GLA plus two ground leases.

During the quarter, the IRC-PGGM joint venture acquired the following assets: the 137,821-square-foot, 94 percent leased Brownstones Shopping Center anchored by Roundy’s Metro Market and TJ Maxx in Brookfield, Wis., for $24.1 million; the 88,218-square-foot, 95 percent leased Elston Plaza anchored by SuperValu’s Jewel-Osco in Chicago, Ill., for $18.9 million; and the 105,471-square-foot, 95 percent leased Turfway Commons anchored by Babies R Us, Michaels and Guitar Center and shadow-anchored by Sam’s Club, in the Cincinnati, Ohio market for $13 million.  In conjunction with the acquisitions and according to the terms of the joint venture agreement with PGGM, IRC contributed the Quarry Retail shopping center in Minneapolis, Minn.; the Caton Crossing shopping center in Plainfield, Ill.; and the Woodfield Plaza shopping center in Schaumburg, Ill., to the venture.

Total fee income from unconsolidated joint ventures was $1.8 million for the fourth quarter and $6.0 million for the full year 2011, representing increases of 54.6 percent and 68.4 percent, respectively, over the prior year periods. The increases primarily were due to higher acquisition fee income from the IRC-IPCC joint venture and more assets under management through the joint ventures with IPCC and PGGM.

Distributions

On November 15, 2011, the Company paid a cash dividend of $0.220052 per share on the outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock to Preferred Stockholders of record as of November 1, 2011.  In December 2011 and January 2012, the Company paid a monthly cash dividend to Preferred Stockholders of $0.169271 per share on the outstanding shares of its Preferred Stock. In addition, the Company has declared a cash dividend of $0.169271 per share on the outstanding shares of its Preferred Stock, payable on February 15, 2012, to Preferred Stockholders of record as of February 1, 2012.

In November and December 2011 and January 2012, the Company paid monthly cash distributions to Common Stockholders of $0.0475 per common share. The Company also declared a cash distribution of $0.0475 per common share, payable on February 17, 2012, to common stockholders of record as of January 31, 2012.

Guidance

For fiscal year 2012, the Company expects FFO per common share (basic and diluted), to range from $0.84 to $0.89, consolidated same store net operating income to increase by 1 percent to 3 percent, and average total portfolio financial occupancy to range from 90 percent to 91 percent.

Conference Call/Webcast

Management will host a conference call to discuss the Company’s financial and operational results on Thursday, February 9, 2012, at 2:00 p.m. CT (3:00 p.m. ET). Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers. A live webcast also will be available on the Company’s website at www.inlandrealestate.com. The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on February 20, 2012. Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay pass code 10008889. An online playback of the webcast will be archived for approximately one year within the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of December 31, 2011, the Company owned interests in 146 investment properties, including 38 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and twelve months ended December 31, 2011, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of the business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under Item 1A”Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2011 as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC.  Among such risks, uncertainties and other factors are market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and factors that could affect our ability to qualify as a real estate investment trust. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands except per share data)

	December 31, 2011 (unaudited)	December 31, 2010
Assets:

Investment properties:
Land	$314,384	345,637
Construction in progress	1,669	142
Building and improvements	950,421	999,723

	1,266,474	1,345,502
Less accumulated depreciation	323,839	326,546

Net investment properties	942,635	1,018,956

Cash and cash equivalents	7,751	13,566
Investment in securities	12,075	10,053
Accounts receivable, net	30,097	37,755
Investment in and advances to unconsolidated joint ventures	101,670	103,616
Acquired lease intangibles, net	31,948	38,721
Deferred costs, net	18,760	17,041
Other assets	14,970	15,133

Total assets	$1,159,906	1,254,841

Liabilities:

Accounts payable and accrued expenses	$33,165	34,768
Acquired below market lease intangibles, net	11,147	10,492
Distributions payable	4,397	4,139
Mortgages payable	391,202	483,186
Unsecured credit facilities	280,000	195,000
Convertible notes	27,863	107,360
Other liabilities	21,719	18,898

Total liabilities	769,493	853,843

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; 2,300 Series A shares issued and outstanding at December 31, 2011 and none issued and outstanding at December 31, 2010.	50,000	-
Common stock, $0.01 par value, 500,000 Shares authorized; 88,992 and 87,838 Shares issued and outstanding at December 31, 2011 and 2010, respectively	890	878
Additional paid-in capital (net of offering costs of $67,753 and $65,322 at December 31, 2011 and 2010, respectively)	783,211	775,348
Accumulated distributions in excess of net income	(435,201)	(376,480)
Accumulated other comprehensive income (expense)	(7,400)	1,148

Total stockholders' equity	391,500	400,894

Noncontrolling interest	(1,087)	104

Total equity	390,413	400,998

Total liabilities and stockholders' equity	$1,159,906	1,254,841

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets (continued)

December 31, 2011 and 2010

(In thousands except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above as of December 31, 2010.  There were no consolidated VIE assets and liabilities as of December 31, 2011.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs.  The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that are eliminated in consolidation.

December 31, 2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:

Investment properties:
Land	$7,292
Building and improvements	22,283

29,575
Less accumulated depreciation	237

Net investment properties	29,338

Acquired lease intangibles, net	5,450
Other assets	403

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$35,191

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company:

Mortgages payable	$19,353
Other liabilities	615

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$19,968

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Operations

For the three and twelve months ended December 31, 2011 and 2010 (unaudited)

(In thousands except per share data)

	Three months ended December 31, 2011	Three months ended December 31, 2010	Twelve months ended December 31, 2011	Twelve months ended December 31, 2010
Revenues:
Rental income	$28,617	30,407	119,100	116,796
Tenant recoveries	6,221	11,717	39,589	42,770
Other property income	549	508	2,510	2,029
Fee income from unconsolidated joint ventures	1,787	1,156	6,027	3,578
Total revenues	37,174	43,788	167,226	165,173

Expenses:
Property operating expenses	5,263	9,393	27,915	31,142
Real estate tax expense	3,486	7,463	28,530	32,472
Depreciation and amortization	12,096	11,847	50,303	44,188
Provision for asset impairment	2,841	200	8,064	18,190
General and administrative expenses	3,846	3,250	14,656	13,735
Total expenses	27,532	32,153	129,468	139,727

Operating income	9,642	11,635	37,758	25,446

Other income	257	365	2,438	4,563
Gain (loss) on change in control of investment property	-	(104)	(1,400)	5,018
Gain on sale of joint venture interest	453	1,693	1,366	4,555
Gain on extinguishment of debt	-	-	-	1,481
Interest expense	(9,133)	(10,782)	(41,668)	(36,293)
Income (loss) before income tax benefit (expense) of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	1,219	2,807	(1,506)	4,770

Income tax benefit (expense) of taxable REIT subsidiaries	(522)	216	632	(719)
Equity in earnings (loss) of unconsolidated joint ventures	196	(173)	(8,124)	(4,365)
Income (loss) from continuing operations	893	2,850	(8,998)	(314)
Income from discontinued operations	978	1,242	1,944	1,838
Net income (loss)	1,871	4,092	(7,054)	1,524

Less: Net income attributable to the noncontrolling interest	(19)	(74)	(130)	(306)
Net income (loss) attributable to Inland Real Estate Corporation	1,852	4,018	(7,184)	1,218

Dividends on preferred shares	(948)	-	(948)	-
Net income (loss) attributable to common stockholders	904	4,018	(8,132)	1,218

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	779	211	(1,053)	1,549
Reversal of unrealized gain to realized gain on investment securities	-	(104)	(1,191)	(2,080)
Unrealized loss on derivative instruments	(328)	(2,092)	(6,304)	(2,031)

Comprehensive income (loss)	$1,355	2,033	(16,680)	(1,344)

Basic and diluted earnings attributable to common shares per weighted average common share:

Income (loss) from continuing operations	$-	0.03	(0.11)	(0.01)
Income from discontinued operations	0.01	0.02	0.02	0.02
Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$0.01	0.05	(0.09)	0.01

Weighted average number of common shares outstanding – basic	88,838	87,251	88,530	85,951

Weighted average number of common shares outstanding – diluted	88,954	87,340	88,530	85,951

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest, which NAREIT further elaborated to exclude impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income (loss) attributable to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges on non-depreciable real estate and other non-cash adjustments, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended December 31, 2011	Three months ended December 31, 2010	Twelve months ended December 31, 2011	Twelve months ended December 31, 2010

Net income (loss) attributable to common stockholders	$904	4,018	(8,132)	1,218
Gain on sale of investment properties	(955)	(1,108)	(1,510)	(1,490)
(Gain) loss from change in control of investment property	-	104	1,400	(5,018)
Impairment of depreciable operating property	2,841	-	2,841	-
Equity in depreciation and amortization of unconsolidated joint ventures	4,260	3,474	14,653	13,642
Amortization on in-place lease intangibles	1,293	1,355	6,540	4,478
Amortization on leasing commissions	372	313	1,423	1,120
Depreciation, net of noncontrolling interest	10,399	10,300	42,415	39,123

Funds From Operations attributable to common stockholders	19,114	18,456	59,630	53,073

Gain on extinguishment of debt	-	-	-	(1,481)
Impairment loss, net of taxes:
Provision for asset impairment	-	200	5,223	18,190
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	7,824	2,498
Other non-cash adjustments	99	-	940	-
Provision for income taxes:
Tax (benefit) expense related to current impairment charges, net of valuation allowance	-	-	(1,368)	147

Funds From Operations attributable to common stockholders, adjusted	$19,213	18,656	72,249	72,427

Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$0.01	0.05	(0.09)	0.01

Funds From Operations attributable to common stockholders, per weighted average common share – basic and diluted	$0.21	0.21	0.67	0.62

Funds From Operations attributable to common stockholders, adjusted, per weighted average common share – basic and diluted	$0.22	0.21	0.82	0.84

Weighted average number of common shares outstanding, basic	88,838	87,251	88,530	85,951

Weighted average number of common shares outstanding, diluted	88,954	87,340	88,633	86,036

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended December 31, 2011	Three months ended December 31, 2010	Twelve months ended December 31, 2011	Twelve months ended December 31, 2010

Net income (loss)	$1,871	4,092	(7,054)	1,524
Net income attributable to noncontrolling interest	(19)	(74)	(130)	(306)
Gain on sale of property	(955)	(1,108)	(1,510)	(1,536)
(Gain) loss from change in control of investment property	-	104	1,400	(5,018)
Income tax (benefit) expense of taxable REIT subsidiaries	522	(216)	(632)	719
Interest expense	9,133	10,782	41,668	36,293
Interest expense associated with discontinued operations	-	-	-	575
Interest expense associated with unconsolidated joint ventures	2,511	2,072	8,865	9,774
Depreciation and amortization	12,096	11,847	50,303	44,188
Depreciation and amortization associated with discontinued operations	3	97	257	832
Depreciation and amortization associated with unconsolidated joint ventures	4,260	3,474	14,653	13,642

EBITDA	29,422	31,070	107,820	100,687

Gain on extinguishment of debt	-	-	-	(1,481)
Provision for asset impairment	2,841	200	8,064	18,190
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	7,824	2,498
Other non-cash adjustments	99	-	940	-

EBITDA, adjusted	$32,362	31,270	124,648	119,894

Total Interest Expense	$11,644	12,854	50,533	46,642

EBITDA: Interest Expense Coverage Ratio	2.5 x	2.4 x	2.1 x	2.2 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.8 x	2.4 x	2.5 x	2.6 x

Same Store Net Operating Income Analysis

The following schedules present same store net operating income, for our consolidated portfolio, which is the net operating income of properties owned in both the three and twelve months ended December 31, 2011 and 2010, along with other investment properties' net operating income.  Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense.  We provide same store net operating income as it allows investors to compare the results of property operations for the three and twelve months ended December 31, 2011 and 2010.  We also provide a reconciliation of these amounts to the most comparable GAAP measure, net income (loss) attributable to common stockholders.

Consolidated	Three months ended December 31,2011	Three months ended December 31, 2010	% Change	Twelve months ended December 31,2011	Twelve months ended December 31, 2010	% Change
Rental income and additional income:
"Same store" investment properties, 104 properties
Rental income	$24,793	24,562	0.9%	98,132	97,268	0.9%
Tenant recovery income	5,129	9,541	-46.2%	33,393	35,315	-5.4%
Other property income	500	401	24.7%	2,324	1,788	30.0%
"Other investment properties”
Rental income	3,505	5,304		18,981	18,102
Tenant recovery income	1,092	2,176		6,196	7,455
Other property income	49	107		186	241
Total rental income and additional income	$35,068	42,091		159,212	160,169

Property operating expenses:
"Same store" investment properties, 104 properties
Property operating expenses	$3,860	6,431	-40.0%	19,754	21,086	-6.3%
Real estate tax expense	2,327	5,785	-59.8%	23,258	26,082	-10.8%
"Other investment properties"
Property operating expenses	844	1,503		4,149	3,769
Real estate tax expense	1,159	1,678		5,272	6,390
Total property operating expenses	$8,190	15,397		52,433	57,327

Property net operating income
"Same store" investment properties	$24,235	22,288	8.7%	90,837	87,203	4.2%
"Other investment properties"	2,643	4,406		15,942	15,639
Total property net operating income	$26,878	26,694		106,779	102,842

Other income:
Straight-line rents	$277	514		1,631	1,522
Amortization of lease intangibles	42	27		356	(96)
Other income	257	365		2,438	4,563
Fee income from unconsolidated joint ventures	1,787	1,156		6,027	3,578
Gain (loss) on change in control of investment property	-	(104)		(1,400)	5,018
Gain on sale of joint venture interest	453	1,693		1,366	4,555
Gain on extinguishment of debt	-	-		-	1,481

Other expenses:
Income tax benefit (expense) of taxable REIT subsidiaries	(522)	216		632	(719)
Bad debt expense	(559)	(1,459)		(4,012)	(6,287)
Depreciation and amortization	(12,096)	(11,847)		(50,303)	(44,188)
General and administrative expenses	(3,846)	(3,250)		(14,656)	(13,735)
Interest expense	(9,133)	(10,782)		(41,668)	(36,293)
Provision for asset impairment	(2,841)	(200)		(8,064)	(18,190)
Equity in earnings (loss) of unconsolidated ventures	196	(173)		(8,124)	(4,365)

Income (loss) from continuing operations	893	2,850		(8,998)	(314)
Income from discontinued operations	978	1,242		1,944	1,838
Net income (loss)	1,871	4,092		(7,054)	1,524

Less: Net income attributable to the noncontrolling interest	(19)	(74)		(130)	(306)
Net income (loss) attributable to Inland Real Estate Corporation	1,852	4,018		(7,184)	1,218

Dividends on preferred shares	(948)	-		(948)	-
Net income (loss) attributable to common stockholders	$904	4,018		(8,132)	1,218